EXHIBIT 2.2











                            ASSET PURCHASE AGREEMENT

                          dated as of January 31, 2001

                                 by and between

                             NYT MANAGEMENT SERVICES

                                       and

                        ADVANCE MAGAZINE PUBLISHERS INC.
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                                TABLE OF CONTENTS

                                                                      Page

ARTICLE I.     DEFINITIONS.............................................1

      1.1   Certain Definitions........................................1

      1.2   Certain Additional Definitions.............................4

ARTICLE II.    PURCHASE AND SALE OF ASSETS.............................5

      2.1   Purchase and Sale of Purchased Assets......................5

      2.2   Assumption of Liabilities..................................5

      2.3   Consideration for Intangible Property......................6

      2.4   Further Assurances.........................................6

ARTICLE III.   THE CLOSING.............................................6

      3.1   Time and Place.............................................6

      3.2   Closing Deliveries of the Seller...........................6

      3.3   Closing Deliveries of the Purchaser........................7

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF THE SELLER............8

      4.1   Organization...............................................8

      4.2   Authority..................................................8

      4.3   No Violation; Third Party Consents.........................9

      4.4   Government Consents........................................9

      4.5   Intellectual Property and Proprietary Rights...............9

      4.6   NYTMS Licenses.............................................9

      4.7   Litigation; Governmental Orders...........................10

      4.8   Compliance with Laws......................................10

      4.9   Transactions with Affiliates..............................10

      4.10  Taxes.....................................................10

      4.11  Brokers...................................................10

      4.12  Limited Activity..........................................11

ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER........11

      5.1   Organization..............................................11

      5.2   Authority.................................................11

      5.3   No Violation; Third Party Consents........................11


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                               TABLE OF CONTENTS
                                  (continued)

                                                                     Page

      5.4   Governmental Consents.....................................12

      5.5   Litigation................................................13

      5.6   Brokers...................................................12

ARTICLE VI.    COVENANTS AND AGREEMENTS...............................13

      6.1   Conduct of Business.......................................13

      6.2   Access and Information....................................13

      6.3   Confidentiality...........................................13

      6.4   Further Actions...........................................14

      6.5   Fulfillment of Conditions by the Seller...................15

      6.6   Fulfillment of Conditions by the Purchaser................15

      6.7   Publicity.................................................15

      6.8   Transaction Costs.........................................15

      6.9   Retention of and Access to Records........................15

      6.10  Notification of Certain Matters...........................16

ARTICLE VII.   CLOSING CONDITIONS.....................................16

      7.1   Conditions to Obligations of the Purchaser................16

      7.2   Conditions to Obligations of the Seller...................17

ARTICLE VIII.  INDEMNIFICATION........................................17

      8.1   Survival..................................................17

      8.2   Indemnification by the Purchaser..........................18

      8.3   Indemnification by the Seller.............................18

      8.4   Notification of Claims....................................18

      8.5   Limitations...............................................20

      8.6   Treatment of Indemnity Benefits...........................20

      8.7   Exclusive Remedy..........................................20

ARTICLE IX.    TERMINATION............................................21

      9.1   Termination...............................................21

      9.2   Effect of Termination.....................................21

ARTICLE X.     MISCELLANEOUS..........................................21

      10.1  Notices...................................................21


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                               TABLE OF CONTENTS
                                  (continued)

                                                                     Page

      10.2  Attorneys' Fees and Costs.................................22

      10.3  Assignment................................................22

      10.4  Amendments and Waiver; Exclusive Remedies.................23

      10.5  Entire Agreement..........................................23

      10.6  Representations and Warranties Exclusive..................23

      10.7  No Third Party Beneficiary................................24

      10.8  Governing Law.............................................24

      10.9  Neutral Construction......................................24

      10.10 Severability..............................................24

      10.11 Bulk Sales Laws...........................................24

      10.12 Heading; Interpretation; Schedules and Exhibits...........24

      10.13 Waiver of Jury Trial......................................25

      10.14 Counterparts..............................................25

      10.15 Guaranty..................................................25


                                     -iii-
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                                TABLE OF CONTENTS
                                   (continued)

List of Schedules and Exhibits

Schedule  Description

1.1(l)    Trademarks
1.1(n)    List of Persons - Knowledge of the Purchaser
1.1(o)    List of Persons - Knowledge of the Seller
1.1(t)    Permitted Encumbrances
3.2       Required Consents
4.3       Third Party Consents - the Seller
4.4       Government Consents - the Seller
4.6       NYTMS Licenses - Exceptions to Enforceability
4.7       Litigation; Governmental Orders - the Seller
4.8       Exceptions to Compliance with Laws
4.9       Transactions with Affiliates
5.3       Third Party Consents - the Purchaser
5.4       Government Consents - the Purchaser
5.5       Litigation - the Purchaser
6.1       Conduct of Business

                              *********************

Exhibit A   Bill of Sale
Exhibit B   Assignment and Assumptions
Exhibit C   Assignment of Proprietary Rights
Exhibit D   Guarantee of NYT
Exhibit E   Officer's Certificate of the Seller
Exhibit F   [Assistant] Secretary's Certificate of the Seller
Exhibit G   Opinion of Counsel to the Seller
Exhibit H   Officer's Certificate of the Purchaser
Exhibit I   [Assistant] Secretary's Certificate of the Purchaser
Exhibit J   Opinion of Counsel to the Purchaser


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      ASSET PURCHASE AGREEMENT (the "Agreement") dated as of January 31, 2001, by and between NYT Management Services, a Massachusetts business trust (the "Seller"), and Advance Magazine Publishers Inc., a New York corporation (the "Purchaser").

      WHEREAS, the Seller owns the right, title and interest in and to the Intangible Property (as defined herein) used to publish and distribute the magazines set forth on Schedule A hereto (the "Magazines") and to operate the web site www.golfdigest.com (collectively, the "Business") and is party to certain licensing and related agreements pertaining to the Intangible Property (the "NYTMS Licenses");

      WHEREAS, the Purchaser desires to purchase and assume from the Seller, and the Seller desires to sell and assign to the Purchaser, all such Intangible Property and NYTMS Licenses in connection with the Purchaser's purchase of substantially all assets of the Business (such transaction sometimes being referred to herein as the "Asset Purchase"); and

      WHEREAS, the Seller and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Asset Purchase, all as more fully set forth herein;

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                   ARTICLE XI.
                                   DEFINITIONS

      11.1 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

            (a) "Action" means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

            (b) "Affiliate" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (iii) any director, partner, member, officer, manager, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

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            (c) "Business Day" means any weekday (Monday through Friday) on which commercial banks in New York, New York are open for business.

            (d) "Confidentiality Agreement" means the letter agreement between NYT and The Conde Nast Publications, dated as of January 19, 2001.

            (e) "Contract" means any currently enforceable contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, insurance policy, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

            (f) "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

            (g) "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, in each case whether federal, state, county, provincial, local or foreign.

            (h) "Governmental Order" means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

            (i) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

            (j) "Income Tax" means any federal, state, county, provincial, local, foreign or other income, alternative minimum, franchise, capital stock, net worth, capital, business profits, gross receipts or other similar Tax, any withholding or estimated Tax related thereto, any interest and penalties (civil or criminal) thereon or additions thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liabilities related to any such Tax.

            (k) "Intangible Property" shall mean (i) all the Seller's right, title and interest to the trademarks, service marks, logos, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin used in the Business, as described on Schedule 1.1(1), the goodwill associated therewith and registrations in any United States jurisdiction to register such intellectual property, as described on Schedule 1.1(1), including any extension, modification or renewal of any such registration, and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing and (ii) lists of subscribers (including demographic information) and advertisers of each of the Magazines maintained by the Seller.


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            (l) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

            (m) "IRS" means the United States Internal Revenue Service, and any successor agency thereto.

            (n) "Knowledge of the Purchaser," "known to the Purchaser" and phrases of similar import mean, with respect to any matter in question relating to the Purchaser, the actual knowledge of such matter by the Persons listed in
Schedule 1.1(n) hereto without obligation of inquiry.

            (o) "Knowledge of the Seller," "known to the Seller" and phrases of similar import mean, with respect to any matter in question relating to the Seller, the actual knowledge of such matter by the Persons listed in Schedule 1.1(o) hereto without obligation of inquiry.

            (p) "Law" means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

            (q) "Liability" means any indebtedness, obligation and other liability with respect to the Business or the Purchased Assets (whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due), including any fine, penalty, judgment, award or settlement respecting any judicial administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law.

            (r) "Material Adverse Effect" means any change or effect that is materially adverse to the financial condition or results of operations of the Business, taken as a whole, except for any such changes or effects resulting directly or indirectly from (i) the transactions contemplated by this Agreement,
(ii) the announcement or other disclosure of the transactions contemplated by this Agreement, (iii) regulatory changes and (iv) changes in conditions generally applicable to the magazine publishing industry, or in general economic conditions in the geographic regions in which the Business is conducted.

            (s) "Operative Agreements" means, collectively, (i) the Bill of Sale, (ii) the Assignment and Assumption, and (iii) the Assignment of Proprietary Rights.

            (t) "Permitted Encumbrances" means the Encumbrances set forth on
Schedule 1.1(t).

            (u) "Person" means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.


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

            (v) "Subsidiary" means (unless otherwise indicated), with respect to a Person, any other Person in which such Person has a direct or indirect equity or other ownership interest in excess of fifty percent (50%).

            (w) "Tax" means all Income Taxes and any federal, state, county, provincial, local, foreign or other sales, use, ad valorem, employment, severance, stamp, transfer, gains, license, excise, occupation, property, unclaimed property, premium or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts imposed by, any Governmental Authority with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liability therefor.

            (x) "Tax Return" means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

      11.2 Certain Additional Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

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   Term                                               Section
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   Agreement                                          Preamble
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   Asset Purchase                                     Preamble
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   Assignment and Assumption                          3.2(a)
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   Assignments of Proprietary Rights                  3.2(a)
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   Assumed Liabilities                                2.2(a)
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   Bill of Sale                                       3.2(a)
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   Business                                           Preamble
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   Cap                                                8.5
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   Cash Payment                                       2.3(a)
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   Closing                                            3.1
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   Closing Date                                       3.1
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   Damages                                            8.2
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   Deductible                                         8.5
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   Excluded Assets                                    2.1(c)
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   Excluded Liabilities                               2.2(c)
   -----------------------------------------------------------------------
   Indemnified Party                                  8.4(a)
   -----------------------------------------------------------------------
   Indemnifying Party                                 8.4(a)
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   Indemnity Notice Period                            8.4(b)
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   Indemnity Response                                 8.4(c)
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   Magazines                                          Preamble
   -----------------------------------------------------------------------


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   -----------------------------------------------------------------------
   Term                                               Section
   -----------------------------------------------------------------------
   Notice of Claim                                    8.4(a)
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   NYT                                                3.2(a)
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   NYT Board Approval                                 4.2
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   NYTMS Licenses                                     Preamble
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   Purchase Price                                     2.2(b)
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   Purchaser                                          Preamble
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   Purchaser Guarantor                                10.15
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   Purchaser Indemnified Party                        8.3
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   Required Consents                                  3.2(a)
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   Seller                                             Preamble
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   Seller Indemnified Party                           8.2
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   Termination Date                                   9.1(b)
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                                  ARTICLE XII.
                           PURCHASE AND SALE OF ASSETS

      12.1 Purchase and Sale of Purchased Assets.

            (a) Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing the Purchaser shall purchase from the Seller, and the Seller shall irrevocably sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest of the Seller in and to the Intangible Property, all books and records related thereto and the NYTMS Licenses.

            (b) Excluded Assets. Notwithstanding anything to the contrary herein, the Seller shall not contribute, convey, assign, or transfer to the Purchaser, and the Purchaser shall not acquire or have any rights to acquire, any assets (the "Excluded Assets") of the Seller other than the Intangible Property and the NYTMS Licenses.

      12.2 Assumption of Liabilities. (a) Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing the Purchaser shall assume from the Seller (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and the Seller shall irrevocably convey, transfer and assign to the Purchaser, all of the Seller's obligations, liabilities and commitments under the NYTMS Licenses for the period subsequent to the Closing (the "Assumed Liabilities").

            (b) Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of the Seller or any Affiliate thereof (including those related to the Business) of any kind, character or description whatsoever (the "Excluded Liabilities"). The Seller shall pay, perform, discharge or otherwise satisfy in accordance with their respective terms all of the Excluded Liabilities.


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

      12.3 Consideration for Intangible Property

            (a) Consideration. The purchase price (the "Purchase Price") for the Intangible Property shall be (i) $355,000,000 in cash (the "Cash Payment") plus
(ii) the assumption of the Assumed Liabilities.

            (b) Allocation of Purchase Price. The consideration for the Intangible Property provided herein shall be allocated among the various categories of Intangible Property in accordance with their respective fair market values. Within one hundred twenty (120) days following the Closing, the Purchaser shall provide to the Seller an allocation among the Intangible Property in accordance with Section 1060 of the Internal Revenue Code. Such allocation shall be deemed final unless the Seller has notified the Purchaser of any disagreement with the allocation within thirty (30) calendar days after submission by the Purchaser. In the event of such disagreement, the parties hereto shall use their reasonable efforts to reach agreement on a reasonable allocation of consideration to such categories of Intangible Property. If the allocation is deemed final or the Purchaser and the Seller reach such agreement, the Purchaser and the Seller (i) shall execute and file all Tax Returns in a manner consistent with the allocation determined pursuant to this Section 2.3(b) and (ii) shall not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with such allocation. Such agreement shall not be a condition to Closing or a requirement hereunder. The Seller and the Purchaser shall each timely file a Form 8594 with the IRS in accordance with the requirements of Section 1060 of the Internal Revenue Code. In the event that the parties do not agree to a purchase price allocation then each party hereto shall file its own Form 8594.

      12.4 Further Assurances. At and after the Closing, and without further consideration therefor, the Seller shall execute, or arrange the execution of, and deliver to the Purchaser such further instruments and certificates of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Intangible Property from the Seller to the Purchaser, or for aiding, assisting, collecting and reducing to possession any of the Intangible Property and exercising rights with respect thereto.

                                  ARTICLE XIII.
                                   THE CLOSING

      13.1 Time and Place. The consummation of the transactions contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., New York time, on the date (the "Closing Date") which is the third (3rd) Business Day after satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions set forth in Article VII hereof, at the offices of The New York Times Company, 229 West 43rd Street, New York, New York 10036, unless another time, date or place is mutually agreed upon in writing by the Seller and the Purchaser.

      13.2 Closing Deliveries of the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following instruments, certificates and other


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

documents, dated as of the Closing Date and executed or acknowledged (as applicable) on behalf of the Seller by a duly authorized officer thereof, in order to consummate the transactions contemplated hereby, including the transfer of the Intangible Property to the Purchaser pursuant to Section 2.1 hereof:

            (a) Instruments of Transfer and Assignment.

                  (i) A Bill of Sale to be delivered by the Seller substantially in the form attached hereto as Exhibit A (the "Bill of Sale");

                  (ii) An Instrument of Assignment and Assumption to be delivered by the Seller substantially in the form attached hereto as Exhibit B (the "Assignment and Assumption");

                  (iii) Assignments of Proprietary Rights to be delivered by the Seller substantially in the form attached hereto as Exhibit B (the "Assignments of Proprietary Rights");

                  (iv) a guarantee of The New York Times Company, a New York corporation and the corporate parent of the Seller ("NYT"), substantially in the form attached hereto as Exhibit C; and

                  (v) copies of the waivers, consents and/or approvals listed in
Schedule 3.2 hereto (the "Required Consents").

            (b) Closing Certificates.

                  (i) an officer's certificate to be delivered by the Seller substantially in the form attached hereto as Exhibit D, which shall certify as to the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(b) hereof; or

                  (ii) a secretary's or assistant secretary's certificate to be delivered by the Seller substantially in the form attached hereto as Exhibit E.

            (c) Legal Opinion. A legal opinion of Solomon B. Watson IV, Senior Vice President, General Counsel and Secretary of NYT, substantially in the form attached hereto as Exhibit F.

      13.3 Closing Deliveries of the Purchaser. At the Closing, the Purchaser shall make the payment and deliver, or cause to be delivered, to the Seller the following certificates and other documents, dated as of the Closing Date and executed or acknowledged (as applicable) on behalf of the Purchaser by a duly authorized officer thereof, in order to pay for the Intangible Property:

            (a) Cash Payment. An amount in cash equal to the Purchase Price payable by wire transfer of immediately available funds to an account designated in writing by the Seller at least two (2) Business Days prior to the Closing Date.


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

            (b) Instruments of Assumption.

                  (i) the Assignment and Assumption.

            (c) Closing Certificates.

                  (i) an officer's certificate substantially in the form attached hereto as Exhibit F, which shall certify as to the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b) hereof; and

                  (ii) a secretary's or assistant secretary's certificate substantially in the form attached hereto as Exhibit G.

            (d) Legal Opinion. A legal opinion of Sabin, Bermant & Gould LLP, counsel for the Purchaser, substantially in the form attached hereto as Exhibit H.

                                  ARTICLE XIV.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller hereby represents and warrants to the Purchaser as follows:

      14.1 Organization. The Seller is a Massachusetts business trust, duly organized and validly existing under the laws of the Commonwealth of Massachusetts, with all requisite trust power and authority to own the Intangible Property. The Seller has made available to the Purchaser true and complete copies of its Declaration of Trust as amended and in effect as of the date of this Agreement.

      14.2 Authority. Subject to obtaining the approval of the Board of Directors of NYT (the "NYT Board Approval"), the Seller has all requisite power and authority to enter into and deliver this Agreement and the Operative Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the NYT Board Approval, the execution and delivery by the Seller of this Agreement and the Operative Agreements, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by the Seller. Assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by the Purchaser, subject to the NYT Board Approval, this Agreement constitutes, and each of the Operative Agreements (when so executed and delivered) will constitute, a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and
(ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).


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

      14.3 No Violation; Third Party Consents. Assuming that all consents, waivers, approvals, orders and authorizations set forth in Schedule 4.4 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in Schedule
4.4 hereto have been made, and, subject to the NYT Board Approval, except as set forth in Schedule 4.3 hereto, the execution and delivery by the Seller of this Agreement and the Operative Agreements, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not conflict with or violate, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any obligation or loss of any benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the Intangible Property pursuant to, or require it to obtain any consent, waiver, approval or action of, make any filing with (other than filings required by applicable securities Laws or the rules of the New York Stock Exchange), or give any notice to any Person as a result or under, the terms and provisions of (i) the Seller's Declaration of Trust, (ii) any material NYTMS Licenses, or (iii) any Law applicable to the Seller or any of the Intangible Property or NYTMS Licenses being sold by it, or any Governmental Order issued by a Governmental Authority by which the Seller or any of the Intangible Property being sold by it is in any way bound or obligated.

      14.4 Government Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement and the Operative Agreements, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, including the sale and transfer of the Intangible Property being sold by the Seller to the Purchaser, except any filing or approval that may be required under the HSR Act, applicable securities Laws or the rules of the New York Stock Exchange and as set forth in Schedule 4.4 hereto.

      14.5 Intellectual Property and Proprietary Rights. The Seller owns all the Intangible Property, without infringing upon the rights of any other Person in any material way. To the Knowledge of the Seller, no other Person is infringing upon its rights in or to any of the Intangible Property hereto in any material way.

      14.6 NYTMS Licenses.

            (a) Schedule 4.6(a) hereto contains a list of all NYTMS Licenses. Except as set forth in Schedule 4.6 hereto, each material NYTMS License represents a valid, binding and enforceable obligation of the Seller with respect to the terms thereof, and, to the Knowledge of the Seller, represents a valid, binding and enforceable obligation of each of the other parties thereto.

            (b) There exists no breach or default (or that with notice or the lapse of time or both would constitute a breach or default) on the part of the Seller or, to the


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Knowledge of the Seller, on the part of any other party under any material NYTMS
License.

      14.7 Litigation; Governmental Orders.

            (a) Except as set forth in Schedule 4.7 hereto, there are no pending or, to the Knowledge of the Seller threatened, material Actions by any Person or Governmental Authority against or relating to the Seller with respect to the Business or to which any of the Intangible Property being sold by it is subject.

            (b) The Seller is not subject to or bound by any Governmental Order other than those which would not reasonably be expected to have a Material Adverse Effect.

      14.8 Compliance with Laws. Except as set forth in Schedule 4.8 hereto, as of the date hereof the Seller is in compliance with in all material respects, and the Seller has not received any claim or notice within the last five (5) years that it is not in compliance with in all material respects, each material Law or Governmental Order applicable to the Business or the Intangible Property.

      14.9 Transactions with Affiliates. Except as set forth in Schedule 4.9 hereto, no shareholder, officer, director or employee of the Seller or any of its Affiliates, or any immediate family member of any of the foregoing, has (a) borrowed money from (other than for reasonable travel expenses arising in connection with the Business), or loaned money to, the Seller which remains outstanding or (b) any interest in any of the Intangible Property.

      14.10 Taxes.

            (a) With respect to Taxes, other than Income Taxes, relating primarily to the Business, the Seller has filed or will have filed on a timely basis all material Tax Returns in connection with any such federal, state or local Tax required to be filed by it, and the Seller has or will have timely paid all such Taxes shown thereon to be due except as contested upon audit. None of the Intangible Property is subject to any Encumbrance in favor of the United States pursuant to Section 6321 of the Internal Revenue Code for nonpayment of federal Taxes, or any lien in favor of any state or locality pursuant to any comparable provision of state or local Law, under which transferee liability might be imposed upon the Purchaser as a buyer of such Intangible Property pursuant to Section 6323 of the Internal Revenue Code or any comparable provision of state or local Law.

            (b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner or other third party.

      14.11 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller (or an Affiliate of the Seller) directly with the Purchaser without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser for a finder's fee, brokerage commission or similar payment, other than such Persons whose fees and expenses shall be borne by the Seller (or its Affiliates).

      14.12 Limited Activity. Other than holding Intangible Property and entering into the NYTMS Licenses, the Seller engages in no business activity pertaining to the Business.

                                  ARTICLE XV.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby represents and warrants to the Seller as follows:

      15.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

      15.2 Authority. The Purchaser has all requisite corporate power and authority to enter into and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, and to assume and perform the Assumed Liabilities. The execution and delivery by the Purchaser of this Agreement and the Operative Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and the assumption and performance of the Assumed Liabilities, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been, and the Operative Agreements to which the Purchaser is a party shall be, duly executed and delivered by the Purchaser. Assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by the Seller, this Agreement constitutes, and each of the Operative Agreements to which the Purchaser is a party (when so executed and delivered) will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and
(ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      15.3 No Violation; Third Party Consents. Assuming that all consents, waivers, approvals, orders and authorizations set forth in Schedule 5.4 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in Schedule
5.4 hereto have been made, and except as set forth in Schedule 5.3 hereto, the execution and delivery by the Purchaser of this Agreement and the Operative Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and the assumption and performance of the Assumed Liabilities, will not conflict with or violate, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any obligation or loss of any benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the assets or properties of the Purchaser pursuant to, or require the Purchaser to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms or provisions of (i) the certificate of incorporation and by-laws of the Purchaser, (ii) any Contract to which the Purchaser is a party or is bound, or (iii) any Law applicable to the Purchaser, or any Governmental Order issued by a Governmental Authority by which the Purchaser is in any way bound or obligated, except, in the case of clauses (ii) and (iii) of this
Section 5.3, as would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Operative Agreements to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.

      15.4 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement and the Operative Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, the consummation by the Purchaser of the transactions contemplated hereby and thereby, the assumption and performance of the Assumed Liabilities, except (i) any filing or approval that may be required under the HSR Act and as set forth in Schedule 5.4 hereto, and (ii) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such registration, qualification, designation, declaration or filing, would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement, the Operative Agreements to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.

      15.5 Litigation. Except as set forth in Schedule 5.5 hereto, there are no pending or, to the knowledge of the Purchaser, threatened Actions by any Person or Governmental Authority against or relating to the Purchaser (or any Affiliate of the Purchaser) or by which the Purchaser or its assets or properties are or may be bound which, if adversely determined, would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Operative Agreements to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.

      15.6 Brokers. all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser (or an Affiliate of the Purchaser) directly with the Seller without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for a finder's fee, brokerage commission or similar payment.

                                  ARTICLE XVI.
                            COVENANTS AND AGREEMENTS

      16.1 Conduct of Business. At all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 9.1 hereof, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise set forth in Schedule 6.1 hereto, the Seller shall, to the extent applicable due to the Seller's ownership of the Intangible Property, (a) conduct the operations of the Business in the ordinary course of business and substantially consistent with its past practices, (b) use commercially reasonable efforts to preserve intact the goodwill of the Business and the current relationships of the Seller with its officers, employees, customers, suppliers and others with significant and recurring business dealings with the Business, (c) use commercially reasonable efforts to maintain in effect all NYTMS Licenses that are necessary to carry on the Business substantially in the manner conducted by it as of the date hereof, (d) maintain the books of account and records of the Business as conducted by it in the usual, regular and ordinary manner and substantially consistent with its past practices, and (e) not knowingly, with intent to breach, take any action that would result in a breach of or inaccuracy in (in each case as of the Closing) any of the representations and warranties of the Seller contained in Article IV hereof.

      16.2 Access and Information. Subject to the terms of the Confidentiality Agreement, at all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 9.1 hereof, the Seller shall permit the Purchaser and its authorized agents and representatives to have reasonable access, upon reasonable notice and during normal business hours, to all of the relevant books, records and documents of or relating to the Business and the Intangible Property, and shall furnish to the Purchaser such information and data, financial records and other documents in its possession relating to the Business and the Intangible Property as the Purchaser may reasonably request. The Seller shall permit the Purchaser and its agents and representatives reasonable access to its accountants for reasonable consultation or verification of any information obtained by the Purchaser during the course of any investigation conducted pursuant to this Section 6.2.

      16.3 Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect from the date hereof until the Closing in accordance with the terms thereof, such that the information obtained by the Purchaser, or its officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.2 hereof, in connection with the negotiation, execution and performance of this Agreement, the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement; provided, however, that in the event of the termination of this Agreement, the terms of the Confidentiality Agreement incorporated herein by reference shall survive indefinitely.

      16.4 Further Actions.

            (a) Upon the terms and subject to the conditions set forth in this Agreement (including the terms of Section 6.4(b) hereof), the Seller and the Purchaser shall each use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby, including, without limitation: (i) obtaining all necessary licenses, actions or nonactions, waivers, consents or approvals, authorizations, qualifications and other orders of any Governmental Authorities with competent jurisdiction over the transactions contemplated hereby, (ii) obtaining all necessary consents, approvals or waivers from third parties (subject to the first proviso in Section 2.5), (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated hereby, and (iv) executing and delivering any additional instruments, certificates and other documents necessary or advisable to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

            (b) Without limiting the generality of the foregoing, the Seller and the Purchaser hereby agree to provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable antitrust laws all information and documents requested by any such Governmental Authorities or necessary, proper or advisable to permit consummation of the transactions contemplated hereby, and to file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date hereof. The Seller and the Purchaser shall each thereafter take all necessary steps to complete as soon as practicable its compliance with any requests for additional information or documentary material that may be made under the HSR Act. The Purchaser and the Seller hereby further agree to take all necessary steps to (i) obtain any governmental clearances required for consummation of the transactions contemplated hereby, (ii) respond to any government request for information, (iii) contest and resist any action, including any legislative, administrative or judicial action, and have vacated, lifted, reversed or overturned, any Governmental Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated hereby, including by using all legal efforts to vigorously pursue all available avenues of administrative and judicial appeal and all available legislative action, and (iv) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prohibit, prevent, delay or otherwise restrain the consummation of the transactions contemplated hereby, contest the same in order to have the relevant Governmental Authorities vacate, modify or suspend such injunction or order so as to permit the consummation of the transactions contemplated hereby prior to the Termination Date.

      16.5 Fulfillment of Conditions by the Seller. The Seller shall not knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Seller or the Purchaser to consummate the transactions contemplated hereby to not be satisfied or fulfilled at or prior to the Closing.

      16.6 Fulfillment of Conditions by the Purchaser. The Purchaser shall not knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Seller or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to Closing.

      16.7 Publicity. The Seller and the Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Prior to the Closing, neither the Seller nor the Purchaser shall issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto, except as otherwise required by applicable Law or the rules of any applicable stock exchange, but in any event only after giving the other parties hereto a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

      16.8 Transaction Costs. The Purchaser shall pay all transaction costs and expenses (including any HSR filing fee, legal, accounting and other professional fees and expenses) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. The Seller shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. The Purchaser and the Seller shall each pay one-half of any and all transfer Taxes (including sales and use Taxes) and the fees and costs of recording or filing all applicable conveying instruments associated with the transfer of the Intangible Property from the Seller to the Purchaser pursuant to this Agreement. The Seller and the Purchaser shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes which become payable as a result of the transfer of the Intangible Property from the Seller to the Purchaser pursuant to this Agreement and/or shall cooperate to seek an available exemption from such Taxes.

      16.9 Retention of and Access to Records. From and after the Closing, for a period of six (6) years the Purchaser shall preserve all books and records transferred by the Seller to the Purchaser pursuant to this Agreement. Upon the expiration of such six (6) year period, the Purchaser shall provide the Seller a reasonable opportunity to obtain copies, at the Seller's expense, of any of such books and records. From and after the Closing, the Purchaser shall afford to the Seller, and its counsel, accountants and other authorized agents and representatives, during normal business hours, reasonable access to the employees, books, records and other data relating to the Intangible Property, the Assumed Liabilities and the Excluded Liabilities in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party
(a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person, or its Affiliates, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable business purpose.

      16.10 Notification of Certain Matters. In the event that the Seller notifies the Purchaser or the Purchaser otherwise has Knowledge (in which case it agrees to promptly notify the Seller) on or prior to the Closing Date of any breach of any representation or warranty of the Seller that but for this Section
6.10 would entitle the Purchaser to not consummate the Closing (whether due to facts or events occurring subsequent to the execution of this Agreement or facts or events that existed on the date hereof), unless the Seller determines to cure such breach and such breach is cured by the Seller on or prior to the Closing Date, (x) to the extent the aggregate cost of remedying such breach is less than or equal to $25,000,000, the Purchaser shall consummate the Closing with a reduction of the Cash Payment by such cost; or (y) if the cost of remedying such breach exceeds $25,000,000, the Purchaser may terminate this Agreement in accordance with Section 9.1 hereof; or (z) if such breach is not reasonably subject to meaningful quantification but constitutes a Material Adverse Effect, the Purchaser may terminate this Agreement in accordance with Section 9.1(d). In any case, notwithstanding anything in this Agreement to the contrary, whether the Purchaser terminates this Agreement or proceeds to consummate the Closing, the Purchaser shall be deemed to have waived any and all rights, remedies or other recourse against the Seller to which the Purchaser might otherwise be entitled in respect of such breach.

                                 ARTICLE XVII.
                               CLOSING CONDITIONS

      17.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Purchaser in writing:

            (a) all representations and warranties of the Seller contained in this Agreement shall be true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such specified date only) except where the failure to be so true and correct, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

            (b) The Seller shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied by it at or prior to the Closing.

            (c) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

            (d) There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

            (e) The Seller shall have delivered to the Purchaser all of the certificates, instruments and other documents required to be delivered by it at or prior to the Closing pursuant to Section 3.2 hereof, including the Required Consents.

            (f) The NYT Board approval shall have been obtained.

      17.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Seller in writing:

            (a) all representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only).

            (b) The Purchaser shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing.

            (c) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

            (d) There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

            (e) The Purchaser shall have delivered to the Seller the Cash Payment, and all of the certificates, instruments and other documents required to be delivered by the Purchaser at or prior to the Closing pursuant to Section
3.3 hereof.

            (f) The NYT Board Approval shall have been obtained.

                                  ARTICLE XVIII.
                                 INDEMNIFICATION

      18.1 Survival. The representations and warranties made by any party and contained in or made pursuant to this Agreement shall expire on the date which is one (1) year after the Closing Date; provided however, that if written notice is properly given under this Article VIII with respect to any alleged breach of a representation and warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date, such representation and warranty shall continue to survive (with respect to the subject matter of such written notice only) until the applicable claim is finally resolved.

      18.2 Indemnification by the Purchaser. (a) After the Closing, the Purchaser agrees to indemnify the Seller, its Affiliates and their respective officers, directors, employees and representatives (each, a "Seller Indemnified Party") against and hold them harmless from and reimburse them for all losses, damages, liabilities and expenses, including reasonable attorneys' fees (collectively, "Damages") which such Seller Indemnified Party may at any time sustain or incur as a result of or arising out of:

                  (i) the breach of any representation or warranty of the Purchaser herein or the breach of any covenant of the Purchaser herein which is to be performed on or before the Closing Date;

                  (ii) the breach of any covenant or agreement of the Purchaser contained herein which is to be performed after the Closing Date; and

                  (iii) the Assumed Liabilities.

      18.3 Indemnification by the Seller. (a) After the Closing, the Seller agrees to indemnify the Purchaser, its Affiliates and their respective officers, directors, employees and representatives (each, a "Purchaser Indemnified Party") against and hold them harmless from and reimburse them for all Damages which such Purchaser Indemnified Party may at any time sustain or incur as a result of or arising out of:

                  (i) the breach of any representation or warranty of the Seller herein or breach of any covenant of the Seller herein which is to be performed on or before the Closing Date;

                  (ii) the breach of any covenant or agreement of the Seller contained herein which is to be performed after the Closing Date; and

                  (iii) the Excluded Liabilities.

      18.4 Notification of Claims.

            (a) A party entitled to be indemnified pursuant to Section 8.2 or
8.3 (the "Indemnified Party") shall promptly notify the party or parties liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a "Notice of Claim"); provided, however, that a delay or failure to provide such notice shall not relieve any Indemnifying Party of its obligations except to the extent that it has been prejudiced by such delay or failure. Any Notice of Claim (i) shall state (with reasonable specificity) the basis on which indemnification is being asserted, (ii) shall set forth the amount of Damages for which indemnification is being asserted, and (iii) in the case of third party claims, shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party.

            (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 8.2 or 8.3 asserted by a third party, the Indemnifying Party shall have the right (i) to employ counsel of its choice to defend any such claim or demand asserted against the Indemnified Party, (ii) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party and (iii) to take all other steps or proceedings to settle or defend any such claims, provided that in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full, such settlement may only be made with the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of the Notice of Claim (but in any case within 30 days of receipt by the Indemnifying Party of a Notice of Claim or such earlier time necessary to reasonably allow a timely response to the claim (the "Indemnity Notice Period")) of its election to defend any such third party claim or demand. In the event that the Indemnifying Party does assume the defense as provided above, the Indemnified Party shall have the right to participate in such defense (including without limitation, with counsel of its choice), at its own expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. If the Indemnifying Party does not deliver to the Indemnified Party written notice within the Indemnity Notice Period that the Indemnifying Party will assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against any such claim or litigation in such manner as it may deem appropriate, at the cost of the Indemnified Party, provided that the Indemnified Party shall not settle any such claim or litigation without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. In the event that the Indemnifying Party does not assume the defense as provided above, the Indemnifying Party shall have the right to participate in such defense (including without limitation, with counsel of its choice), at its own expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation, and in all cases the Indemnified Party shall keep the Indemnifying Party reasonably informed as to all matters concerning such third party claim and shall promptly notify the Indemnifying Party in writing of any and all significant developments relating thereto.

            (c) In the event that a Notice of Claim hereunder does not involve a third party claim, the Indemnifying Party shall, within 30 days after the date of receipt of a Notice of Claim, respond in writing to the Indemnified Party (the "Indemnity Response") and set forth with reasonable specificity those items, if any, in the Notice of Claim to which the Indemnifying Party does not agree as well as the basis upon which such disagreement is founded. Within 30 days following the receipt of the Indemnity Response by the Indemnified Party, representatives of the Indemnifying Party and the Indemnified Party shall meet to attempt to resolve through good faith negotiations the applicable disputed matters. The parties shall negotiate in good faith for up to 30 days in an attempt to reach a settlement of any disputed matter. In the event that such good faith negotiations are unsuccessful or in the event of any other dispute under this Article VIII, the parties may proceed in court to adjudicate the dispute pursuant to the provisions of this Agreement.

      18.5 Limitations.

            (a) Notwithstanding anything herein to the contrary, no Indemnifying Party shall have any obligation to indemnify any Indemnified Parties pursuant to Sections 8.2(a)(i) or 8.3(a)(i), and no Indemnified Party shall make a claim pursuant to Sections 8.2(a)(i) or 8.3(a)(i), unless the aggregate amount of Damages sustained or incurred with respect to all claims pursuant to Section 8.2(a)(i) or Section 8.3(a)(i), as the case may be, exceeds $5,000,000 (the "Deductible") and then only to the extent of such excess up to (but not in excess of) a maximum aggregate indemnity for such Damages payable by the Purchaser pursuant to Section 8.2(a)(i) or the Seller pursuant to Section 8.3(a)(i), as the case may be, of an amount equal to $50,000,000 (the "Cap").

            (b) Notwithstanding anything herein to the contrary, payments by the Indemnifying Party pursuant to Section 8.2 or 8.3 shall be limited to the amount of Damages, if any, that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Indemnified Parties from any third party with respect thereto.

            (c) The Seller shall have no liability under any provision of this Agreement for any Damages to the extent, but only to the extent, that such Damages relate to actions taken or omitted to be taken by the Purchaser or any of its Affiliates after the Closing Date to the extent the Purchaser had Knowledge that its actions taken or omitted to be taken could reasonably be expected to give rise to Damages, and in no event shall the Seller be liable for punitive or consequential damages.

            (d) Notwithstanding any other provision of this Agreement, the Purchaser acknowledges that the obligation of the Seller to provide indemnification for Damages arising out of Section 8.3 extends only to the Purchaser Indemnified Parties, and that the Seller shall not be obligated to provide such indemnification to any other Persons.

      18.6 Treatment of Indemnity Benefits. All payments made by the Seller or the Purchaser, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

      18.7 Exclusive Remedy. The parties hereto hereby acknowledge and agree that the sole and exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties, as the case may be, from and after the Closing with respect to Damages and any and all claims for any breach or liability under this Agreement or any of the Operative Agreements or otherwise relating to the subject matter of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, the Purchaser and the Seller hereby waive on their own behalf and on behalf of each other applicable Indemnified Party, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or they may have against the Seller or the Purchaser, as the case may be, arising under or based upon any Federal, state or local Law, rule or regulation (including without limitation, (i) any such rights, claims or causes of action arising under or based upon common law or otherwise and (ii) any and all claims for Damages or contribution arising under any Environmental Law or securities Laws).

                                   ARTICLE XIX.
                                   TERMINATION

      19.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned:

            (a) by the mutual consent of the Seller and the Purchaser;

            (b) unless the Closing has not occurred as a result of a breach of this Agreement by the party seeking such termination, by either the Seller or the Purchaser if the Closing has not occurred on or prior to 5:00 p.m. (New York time) on the date which is 180 days following the date of this Agreement (the "Termination Date");

            (c) by either the Seller or the Purchaser if any Governmental Authority with jurisdiction over such matters shall have issued a final and nonappealable Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Seller nor the Purchaser may terminate this Agreement pursuant to this Section 9.1(c) unless the party seeking to so terminate this Agreement has complied with Section 6.4(b); or

            (d) by the Purchaser in accordance with the provisions of Section
6.10 hereof.

      19.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1 hereof, this Agreement shall become null and void and none of the parties hereto shall have any further liability hereunder except that (i) the provisions of Sections 6.3, 6.7 and 6.8 and Article IX and X generally shall remain in full force and effect, and (ii) each party hereto shall remain liable to the each other party hereto for any willful breach of its obligations under this Agreement prior to such termination.

                                   ARTICLE XX.
                                  MISCELLANEOUS

      20.1 Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement must be in writing and delivered personally against written receipt, by a recognized overnight delivery service, by telecopy or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this Section 10.1):

if to the Purchaser, to:                with copies to:

Charles H. Townsend                     Craig D. Holleman
Advance Magazine Publishers Inc.        Sabin, Bermant & Gould LLP
Four Times Square                       Four Times Square
New York, New York 10036                New York, New York 10036


if to the Seller, to:

c/o The New York Times Company
229 West 43rd Street
New York, New York 10036
Attention: Solomon B. Watson IV
Facsimile No.: 212-556-4634

Any such notice or other communication will be deemed to have been given (i) if personally delivered, when so delivered, against written receipt, (ii) if sent by a nationally recognized overnight delivery service which guarantees next day delivery, one (1) Business Day after being so sent, (iii) if given by telecopier, once such notice or other communication is transmitted to the facsimile number specified above and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter delivered in accordance with the provisions of clauses (i),
(ii) or (iv) hereof, or (iv) if mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth above, five (5) Business Days after being so mailed. Any notice, request, demand, claim or other communication given hereunder using any other means (including ordinary mail or electronic mail) shall not be deemed to have been duly given unless and until such notice, request, demand, claim or other communication actually is received by the individual for whom it is intended.

      20.2 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

      20.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Seller or the Purchaser without the prior written consent of the other parties and any purported assignment or delegation in violation hereof shall be null and void except for assignments and transfers by operation of Law; provided that the Purchaser may assign its rights, interest and obligations under this Agreement, in whole or in part, to any Person that is a wholly-owned direct or indirect Subsidiary of the Purchaser Guarantor (provided that the Purchaser shall not be released from its obligations hereunder).

      20.4 Amendments and Waiver; Exclusive Remedies. This Agreement may not be modified or amended except in writing signed by the party or parties against whom enforcement is sought. The terms of this Agreement may be waived only by a written instrument signed by the party or parties waiving compliance. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.4. The rights and remedies herein provided shall be the exclusive rights and remedies available to the parties hereto at law or in equity.

      20.5 Entire Agreement. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby (including the Operative Agreements) contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. Disclosures included in any Schedule shall be considered disclosures for all Schedules.

      20.6 Representations and Warranties Exclusive. The representations, warranties, covenants and agreements set forth in this Agreement and the Operative Agreements constitute all the representations, warranties, covenants and agreements of the parties hereto and their respective shareholders, directors, officers, employees, affiliates, advisors (including financial, legal and accounting), agents and representatives and upon which the parties have relied. In particular, and without in any way limiting the generality of the foregoing, the Purchaser acknowledges and agrees that, in making its decision to purchase the Intangible Property, it is not relying on (a) any information or materials, oral or written, distributed or made available to the Purchaser by an Person prior to the date hereof other than matters set forth in this Agreement, including the Schedules and/or the Operative Agreements or (b) any financial projection, forecast or business plan relating to the Business. With respect to any projection, forecast or business plan delivered by or on behalf of the Seller to the Purchaser, the Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, forecasts and plans so furnished to it, and (iv) it shall have no claim of any kind whatsoever against any Person with respect thereto.

      20.7 No Third Party Beneficiary. This Agreement is made for the sole benefit of the parties hereto, and their respective successors, executors and permitted assigns, and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement (except to the extent that certain third parties are expressly covered by the indemnity herein).

      20.8 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of New York, without giving effect to any conflicts of Law, rule or principle that might require the application of the Laws of another jurisdiction.

      20.9 Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms' length and that the final terms of this Agreement are the product of the parties' negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

      20.10 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction, provided that any such reform or construction does not affect the economic or legal substance of the transactions contemplated hereby in a manner adverse to any party.

      20.11 Bulk Sales Laws. The parties hereby waive compliance with the Bulk Sales Laws of any State in which operations relating to the Business are conducted.

      20.12 Heading; Interpretation; Schedules and Exhibits. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. References to Sections or Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement. The word "including" means including without limitation. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

      20.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

      20.14 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

      20.15 Guaranty. Advance Publications, Inc., the corporate parent of the Purchaser (the "Purchaser Guarantor"), hereby guarantees to the Seller, as a primary obligor, payment and performance by the Purchaser of its obligations under this Agreement and under each of the Operative Agreements to which it is a party (including without limitation, all amendments hereof and thereof), in each case subject to the terms, conditions and limitations hereof and thereof. The Purchaser Guarantor hereby waives suretyship defenses, demand, payment, protest and notice of dishonor or nonperformance of any such obligations, and no consent of the Purchaser Guarantor shall be required with respect to any amendment or waiver of this Agreement (other than this Section 10.15) or any Operative Agreements that is effected in accordance with this Agreement or the Operative Agreements, as the case may be. The liability of the Purchaser Guarantor under this Agreement and the Operative Agreements by reason of this Section 10.15 is primary, and the Seller shall not be required to make any demand on the Purchaser for performance of any of its obligations under this Agreement or the Operative Agreements, nor to exhaust any legal, contractual or equitable remedies against the Purchaser, prior to proceeding against the Purchaser Guarantor.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                                        NYT MANAGEMENT SERVICES

                                        By: Globe Newspaper Company, Inc.,
                                            as trustee

                                        By: /s/ Robert S. Tobin
                                           -------------------------------------
                                           Name:  Robert S. Tobin
                                           Title: Assistant Treasurer


                                        ADVANCE MAGAZINE PUBLISHERS INC.

                                        By: /s/ S. I. Newhouse, Jr.
                                           -------------------------------------
                                           Name:  S. I. Newhouse, Jr.
                                           Title: President


                                        ADVANCE PUBLICATIONS, INC.
                                        (Solely for purposes of Section 10.15)

                                        By: /s/ S. I. Newhouse, Jr.
                                           -------------------------------------
                                           Name:  S. I. Newhouse, Jr.
                                           Title: Chairman

                                                                      SCHEDULE A

Golf Digest
Golf Digest Woman
Golf World
Golf World Business